Exhibit 3.3

PAULSON CAPITAL CORP.

(an oregon corporation)

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C CONVERTIBLE PREFERRED STOCK

The undersigned, President and Chief Executive Officer of Paulson Capital Corp. (the “Corporation”), an Oregon corporation, DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on [__], 2013 (the "Effective Date”);

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Amended and Restated Articles of Incorporation of the Corporation, to provide by resolution or resolutions for the issuance of 30,000,000 shares of Preferred Stock, par value $0.0001 per share, of the Corporation, in such Series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series.

 NOW, THEREFORE, BE IT RESOLVED:

Section 1.     Designation and Authorized Shares. The Corporation shall be authorized to issue Two (2) shares of Series C Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”).

Section 2.     Stated Value. Each share of Series C Preferred Stock shall have a stated value of $0.0001 per share (the “Stated Value”).

Section 3.     Election of Directors.

(a)            The holders of record of the shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Series C Directors”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the Series C Preferred Stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of the holders of the Series C Preferred Stock. If the holders of the outstanding Series C Preferred Stock fail to elect a sufficient number of Series C Directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Section 3(a), then any directorship not so filled shall remain vacant until such time as the holders of the Series C Preferred Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by the stockholders of the Corporation other than by the holders of Series C Preferred Stock that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of Voting Stock of the Corporation (excluding the Series C Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 3(a), a vacancy in any directorship filled by the holders of the Series C Preferred Stock shall be filled only by vote or written consent in lieu of a meeting of the holders of the Series C Preferred Stock or by any remaining director or directors elected by the holders of the Series C Preferred Stock pursuant to this Section 3. The rights of the holders of the Series C Preferred Stock under the first sentence of this Subsection 3(a) shall terminate upon the automatic conversion of the Series C Preferred Stock pursuant to Section 4 herein.

Section 4.     Automatic Conversion.   On the date that is two (2) years from the Effective Date, each share of Series C Preferred Stock shall be converted into one share of the Corporation’s Common Stock, without further action on the part of the holder.

Section 5.     Record Holders. The Corporation and its transfer agent, if any, for the Series C Preferred Stock may deem and treat the record holder of any shares of Series C Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

Section 6.     Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series C Preferred Stock.

Section 7.     Voting Rights. Except as otherwise provided for herein, the Series C Preferred Stock shall not be entitled to any voting rights.

Section 8.     Miscellaneous.

(a)            Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series C Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by the holder in connection with any such conversion.

(b)            Reservation of Common Stock. The Corporation shall at all times when the Series C Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Series C Preferred Stock. The Corporation shall, from time to time in accordance with Oregon law, increase the authorized number of shares of Common Stock if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Corporation’s obligations under this Section 8(b).

(c)            Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of the Series C Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Corporation shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

Section 9.     Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Board of Directors” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) capital stock.

“Certificate of Designation” means this Certificate of Designation creating the Series C Preferred Stock.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the Effective Date such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.

“Common Stock” means the Corporation’s Common Stock, $0.0001 par value per share.

“Corporation” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“Effective Date” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Person” means an individual, corporation, partnership, limited liability company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

“Preferred Stock” means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

“Series C Preferred Stock” shall have the meaning provided in Section 1.

“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

IN WITNESS WHEREOF, the undersigned has executed this Certificate this ___ day of [__] 2013.

Paulson Capital Corp.

By:
Name:
Title:

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